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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                   UNITY EMERGING TECHNOLOGY VENTURE ONE LTD.


      UNITY EMERGING TECHNOLOGY VENTURE ONE LTD., a corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Unity Emerging Technology Venture One Ltd., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and providing for consideration thereof in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the proposed amendment are as follows:

            RESOLVED, that the Certificate of Incorporation of the Corporation be amended to effectuate a 0.735294-for-1 reverse split of all issued and outstanding shares of common stock of the Corporation, subject to approval by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware; and it is further

      RESOLVED, that current Article FOURTH of the Certificate of Incorporation of the Corporation be deleted in its entirety and the following be substituted in lieu thereof:
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            "FOURTH: (a) AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty million five thousand (20,005,000), which shall consist of 20,000,000 shares, $.0001 par value, designated as Common Stock and five thousand (5,000) shares, $.01 par value, designated as Preferred Stock.

                  NUMBER OF SHARES              PAR VALUE

                     20,000,000                   .0001
                          5,000                   .01


                  (b) PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in series or otherwise and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate series, if any, of the Preferred Stock, to fix the number of shares constituting any such series, and to fix the voting powers, designations, and relative, participating, optional, conversion, redemption and other rights of the shares of Preferred Stock or series thereof, and the qualifications, limitations and restrictions thereof, and to increase and to decrease the number of shares of Preferred Stock constituting any such series. The authority of the Board of Directors of the Corporation with respect to shares of Preferred Stock or any series thereof shall include but shall not be limited to the authority to determine the following:

                  I.    The designation of any series.

                  II. The number of shares initially constituting any such
            series.

                  III. The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                  IV. Whether or not shares of the Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption,
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            including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                  V. The amount payable on the shares of Preferred Stock or
            series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; PROVIDED, HOWEVER, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $.01 per share before the holders of shares of the Common Stock or the holders of any other class of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; PROVIDED, FURTHER, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

                  VI. Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share.

                  VII. Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof.

                  VIII. Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof.

                  IX. Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of
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            conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price.

                  X. Any other relative rights, preferences, qualifications, limitations and restrictions.

                  (c)   COMMON STOCK.

                  I. DIVIDENDS. Subject to the preferential dividend rights
            applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

                  II. LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock, ratably in proportion to the number of shares of the Common Stock held by them.

                  III. VOTING RIGHTS. Except as otherwise required by statute or as otherwise provided in this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting, voting together with the holders of shares of the Preferred Stock who are entitled to vote, if any such shares are then outstanding and not as a separate class.

                  (d) COMBINATION OF COMMON STOCK. At 5:00 p.m., EDT, on the
            date of this filing of the Certificate of Amendment to the Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of 0.735294-for-1 without any further action on the part of the holders thereof or the Corporation. No fractional shares will be issued. All fractional shares shall be increased to the next higher whole number of shares."
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      SECOND: That, pursuant to Written Consent of the Stockholders of the
Corporation dated as of October 16, 2000 in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD:      That the aforesaid  amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, Unity Emerging Technology Venture One Ltd. has caused this Certificate to be signed by Lawrence Burstein, its President, and Norman Leben, its Secretary, this 17th day of October, 2000.


                                          ---------------------------------
                                          Lawrence Burstein, President



ATTEST:


--------------------------
Norman Leben, Secretary